UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2015

DORAL FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Puerto Rico	001-31579	66-0312162
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico	00920-2717
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (787) 474-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On February 17, 2015 Doral Financial Corporation (the “Company”) filed with the Federal Reserve Bank of New York (“FRBNY”), its principal regulatory agency, its annual report for the fiscal year ended December 31, 2014 on Federal Reserve Bank Form FR Y-9C (the “Form FR Y-9C”). The Company is still in the process of completing its financial statements for the first three fiscal quarters of 2014 as well as the full fiscal year and its independent auditors have not reviewed or audited the financial information set forth in the Form FR Y-9C or this Form 8-K.

Accordingly, the financial information set forth in the Form FR Y-9C and this Form 8-K remains subject to further adjustments which may result in a material negative impact on results of operations and financial condition which could result in the Company’s primary operating subsidiary, Doral Bank, falling into the “critically undercapitalized” regulatory capital category. The finalization of the pending items outlined above will impact management’s analysis of the Company’s ability to continue as a going concern.

As previously disclosed, the Company has not filed its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 and, accordingly, has not released its interim financial statements relating to those periods. For the Forms 10-Q in respect of the first and second fiscal quarters of 2014, the delay in filing was primarily the result of the Company’s ongoing assessment of the impact of the joint Report of Examination of Doral Bank issued by the Federal Deposit Insurance Corporation (the “FDIC”) and the Puerto Rico Office of the Commissioner of Financial Institutions (the “OCIF”) for the review period ending March 31, 2013 (the “Report”) on the Company’s business. Currently, the delay in filing the Company’s Form 10-Qs is the result of, among other things, the ongoing assessment of the accounting treatment for certain of the Company’s commercial loans (the “Commercial Loans”), which the Company believes should be accounted for as “held for investment” as opposed to “held for sale.” In this regard, the Company is in the process of preparing a letter for filing with the Office of Chief Accountant of the Division of Corporation Finance (the “OCA”) of the Securities and Exchange Commission (the “SEC”) seeking its non-objection relating to the Company’s proposed accounting treatment for the Commercial Loans.

On May 1, 2014, the Company filed a Current Report on Form 8-K with the SEC (the “May 1, 2014 Form 8-K”) disclosing that the Board of Directors of Doral Bank (the “Bank”), a wholly-owned subsidiary of the Company, was advised by the FDIC in the Report that the Bank could no longer include in its calculation of its Tier 1 Capital some or all of the tax receivables from the Commonwealth of Puerto Rico (the “Commonwealth”). In a Form 8-K filed on May 12, 2014, the Company reported that it had sent a letter to the Department of the Treasury of Puerto Rico (the “Treasury Department”) requesting that the Commonwealth immediately pay all amounts due to the Company under the closing agreement dated March 26, 2012 by and among the Company and certain of its subsidiaries and the Treasury Department (the “2012 Closing Agreement”). On May 15, 2014, the Company filed a Form 8-K disclosing that it had received a letter from the Treasury Department stating that the 2012 Closing Agreement was null and that the Company had no right to a refund of its overpaid taxes. Under the 2012 Closing Agreement the Treasury Department is obligated to pay the Company and certain of its subsidiaries approximately $229 million over five years. The Treasury Department’s obligation to the Company has been determined to be valid and binding by a decision of the Court of First Instance in Puerto Rico as further described below. In a Form 8-K filed on June 2, 2014, the Company disclosed that it had received a letter from the Federal Reserve Bank of New York (the “FRBNY”) stating that the FRBNY had determined that the Company also must classify certain tax receivables from the Commonwealth as a loss. The Company further stated that it disagreed with this determination and was working to determine whether an impairment charge to the tax receivables asset in the second fiscal quarter of 2014 was appropriate under generally accepted accounting principles and, if so, the amount of such impairment.

In its Annual Report on Form 10-K for the fiscal year ending December 31, 2013, as filed with the SEC on March 21, 2014 (the “Form 10-K”), as well as in a Form 8-K filed on July 14, 2014 (the “July 14, 2014 Form 8-K”), the Company disclosed that it is subject to a Written Agreement with the FRBNY dated September 11, 2012 (the “Written Agreement”), pursuant to which the Company is required to submit to the FRBNY an acceptable written plan, and any update to such plan, to maintain sufficient capital at the Company on a consolidated basis. The Company also disclosed in the Form 10-K, as well as in the July 14, 2014 Form 8-K, that the Bank is subject to a consent order entered into with the FDIC and the OCIF on August 8, 2012 (the “Consent Order”) and a letter dated April 2, 2012 from the FDIC notifying the Bank that the FDIC deemed the Bank to be in “troubled condition.” The Form 10-K discloses the terms of the Consent Order, including that the Bank is required to establish plans, policies or procedures acceptable to the FDIC and the OCIF relating to, among other things, its capital, profit and budget plan and its strategic plan that comply with the requirements set forth in the Consent Order, including in each case, any updates to such plans; obtain a non-objection from the regional director of the FDIC before engaging in any transactions that would materially change the balance sheet composition of the Bank; and submit a written capital plan to the FDIC and the OCIF that details the manner in which the Bank will meet and maintain a Tier 1 Capital (Leverage) Ratio of at least 8%, a Tier 1 Risk-Based Capital Ratio of at least 10% and a Total Risk-Based Capital Ratio of at least 12%. In addition, the Company disclosed in a Form 8-K filed on June 19, 2014 that the Bank was notified in a letter from the FDIC on June 12, 2014 (the “FDIC Letter”) that it falls within the “undercapitalized” capital category within the meaning of the Prompt Corrective Action provisions of the Federal Deposit Insurance Act. In the Form 10-K and in a Form 8-K filed on June 2, 2014, the Company also disclosed that it may become the subject of additional regulatory actions that could materially adversely affect its results of operations, up to and including the appointment of a receiver or conservator for the Bank.

In the May 1, 2014 Form 8-K, the Company reported that the disallowance of the tax receivables discussed above would cause the Bank to no longer be in compliance with its capital requirements under the Consent Order. As a result of this disallowance, the Bank lost approximately 43% of its Tier 1 Capital. In response, the Company and the Bank have been selling various assets in order to de-risk the Bank and to maintain required minimum levels of capital. As part of this process, the Company and the Bank have had to determine which assets each might be able to sell, the terms upon which those assets could be sold and the order in which any assets could be sold to balance the regulatory directive of de-risking the Bank while maintaining minimum capital ratios. As further detailed below, each material transaction has been conditioned upon the approval of the Bank’s regulators. It has never been the Company’s intention to sell any assets unless and until the appropriate regulatory approvals are received and such transaction could be consummated while maintaining minimum capital ratios. In the May 1, 2014 Form 8-K, the Company disclosed that it may not be able to effectuate its recapitalization and restructuring plans or that if it does effectuate such plans, it may not be able to do so on terms that will preserve the value of its outstanding debt and equity.

As a result of the Consent Order and the FDIC Letter, the Bank is required to adopt a strategic plan and a separate capital plan as well as obtain regulatory consent prior to any material change on its balance sheet. Under the heading “Risk Factors” in the Form 10-K, the Company disclosed that management is seeking to develop a strategic plan to respond to the continued weak economic conditions in Puerto Rico, but that it currently does not have the authority, without further regulatory consent, to engage in any transaction as part of a strategic plan. The Form 10-K further stated that both the Company and the Bank will require the prior authorization of their respective regulatory authorities prior to implementing any strategic plan, such as a proposed sale of assets or businesses or a merger or other business combination involving the Company and/or the Bank. Further, the Company disclosed that if it is unable to obtain such approval, the Company and/or the Bank will not have the authority to implement any proposed strategic transaction.

On June 2, 2014, the Company filed a Form 8-K (the “June 2, 2014 Form 8-K”) disclosing that it had entered into a Mortgage Loan Purchase and Sale and Interim Servicing Agreement with FirstBank Puerto Rico, as the purchaser, for the sale of certain mortgage loans (the “FirstBank Transaction”). The Company stated that it was developing and evaluating alternative strategic initiatives to respond to the significant trends affecting its business in order to maximize shareholder value. The Company also stated in the June 2, 2014 Form 8-K that it had engaged several investment banking firms to assist it in structuring its businesses and that as of that date, it had not determined to pursue any particular strategic transaction in addition to the FirstBank Transaction. However, the Company disclosed that it expected during 2014 to transform its businesses which could include, among other actions, selling performing and non-performing assets and businesses, improving the Company’s capital structure to allow it to pursue new business opportunities and focusing its future growth on the U.S. market, or undertaking other strategic transactions to fully address the regulatory directives of the FRBNY, the FDIC and/or the OCIF. The Company reiterated that both the Company and the Bank require the prior approval of their respective regulators prior to implementing any plan to sell assets or businesses or undertake other transactions that could affect their respective regulatory orders. The Company stated that if the FRBNY, the FDIC and/or the OCIF do not approve any such proposed transaction, the Company and/or the Bank will not have the authority to implement any proposed strategic transaction, and therefore the Company may be unable to successfully restructure its business, which could materially adversely affect its results of operations, financial condition and business prospects.

In the July 14, 2014 Form 8-K, the Company reported that it and certain of its subsidiaries had entered into an Asset Purchase and Sale and Interim Servicing Agreement (the “Asset Purchase Agreement”) and related side letter with Abbey Finance Holdings PR, LLC, pursuant to which and subject to the conditions stated therein the Company would sell certain residential assets (the “Residential Assets”) and commercial assets (the “Commercial Assets” and, together with the Residential Assets, the “Assets”). The sale of the Assets under the Asset Purchase Agreement was conditioned upon obtaining the consent or non-objection of the FDIC, and the Company’s corporate authority representations in the Asset Purchase Agreement were conditioned upon regulatory authority. The Company also stated in the July 14, 2014 Form 8-K that if the Company and the Bank did receive the appropriate approvals, then the Company would incur certain losses and costs associated with the disposition of the Assets. The Company also disclosed that it shall have no obligation to close the sale of the Commercial Assets if, in the good-faith determination of the Bank’s Board of Directors, such sale would result in the Bank being deemed “significantly undercapitalized” by the FDIC. On July 18, 2014, the Company filed a Form 8-K disclosing that the Company had completed the disposition of substantially all of the residential mortgage loans included in the Asset Purchase Agreement.

The Company has determined to account for the Residential Assets as assets “held for sale” for the quarterly period ended June 30, 2014 because, among other factors, the Company believed it had sufficient capital to consummate such sale. The Company has determined to account for the Commercial Assets as assets “held for investment” for the quarterly period ended June 30, 2014, because, among other factors, the Company did not have sufficient regulatory capital to complete the transaction and therefore did not have regulatory authority to sell such assets and accordingly had no intent to sell such assets. The Company asserts that in applying “held for sale” accounting the competing regulatory directives to both de-risk Doral Bank’s balance sheet and improve its capital levels created a unique set of facts and circumstances related to the application of “held for sale” accounting which have not otherwise been addressed in prior published statements of the SEC staff or settled enforcement proceedings. Accordingly, the application of “held for sale” accounting is subject to significant SEC review and analysis. Given the high level of scrutiny anticipated to be directed to the Company’s proposed accounting treatment and the unique facts and circumstances confronting the Company in its efforts to de-risk the Bank and avoid negative bank regulatory consequences, the Company believes it appropriate to obtain pre-filing review of its proposed accounting treatment of the Commercial Assets.

Loans held for sale are carried at the lower of cost or fair value, whereas loans held for investment are carried at outstanding principal adjusted for any charge-offs, the allowance for loan losses (or the allowance for doubtful accounts), any deferred fees or costs on originated loans, and any unamortized premiums or discounts on purchased loans. If the OCA disagrees with the Company’s accounting treatment regarding the Commercial Assets and determines that the Commercial Assets should be classified as held for sale as of June 30, 2014, then the Company will report additional losses associated with the Commercial Assets of approximately $50.0 million for the fiscal year 2014. As discussed above, the Company is also evaluating additional potential year-end adjustments that may affect management’s going concern accounting treatment analysis that is required to be conducted in closing its financial statements for each interim period relating to the first, second and third fiscal quarters as well as the full fiscal year of 2014.

If the OCA does not object to the Company’s proposed accounting treatment then the Company expects that after closing its financial statements it will remain “significantly undercapitalized” although other year-end adjustments or the Company’s going concern analysis could cause the Company to be “critically undercapitalized.” If the OCA disagrees with the Company’s proposed accounting treatment then the Company expects that after closing its financial statements it would be “critically undercapitalized” without regard to the impact of other potential year-end adjustments. As disclosed in the Form 10-K and certain Current Reports on Form 8-K filed since the Form 10-K the Company is subject to potential additional regulatory action, including the Bank being placed into receivership by its regulators. The risk of the regulators taking such action materially increases if the Bank becomes or is determined by its regulators to be or likely to become “critically undercapitalized.”

In a Form 8-K filed on October 29, 2014, the Company disclosed that the Bank had filed a capital restoration plan and contingency plan in response to the requirement to file such plans under the FDIC Letter. The Bank proposed an updated contingency plan to the FDIC that focuses on an orderly liquidation of the Bank’s assets including the collection from the Commonwealth of all amounts due the Bank under the 2012 Closing Agreement and the closing agreement dated December 30, 2013 by and among the Company and certain of its subsidiaries and the Treasury Department plus any damages resulting from the Commonwealth’s unlawful repudiation and breach of the 2012 Closing Agreement.

In a Form 8-K filed on December 12, 2014, the Company disclosed that on December 8, 2014, the Bank received a letter (the “Capital Plan Letter”) from the FDIC stating that the FDIC had received the Bank’s Capital Restoration Plan and Contingency Plan (the “Capital Plan”) dated October 28, 2014. As previously disclosed by the Company, the Capital Plan was filed in response to both the Consent Order and the two prompt corrective action letters from the FDIC, one dated June 12, 2014 and the other dated September 26, 2014, requiring the Bank to increase capital in an amount sufficient to comply with the minimums required by the Consent Order or submit a contingency plan for the sale, merger or liquidation of the Bank. Accordingly, the Capital Plan had two components, the first being a capital restoration plan and the second being a contingency plan. The Capital Plan Letter noted that (i) the Bank had submitted the Capital Plan past the required filing date, (ii) the FDIC had determined that the capital restoration plan portion of the Capital Plan did not meet all the criteria for an acceptable capital restoration plan, and (iii) although the contingency plan portion of the Capital Plan did appear intended to comply with the Consent Order, the FDIC required more specificity in the contingency plan. Accordingly, the FDIC directed the Bank to promptly resubmit the Capital Plan to more comprehensively comply with the regulatory requirements governing such plans. On December 10, 2014 the Bank submitted to the FDIC an updated Capital Plan (the “Updated Plan”). The Updated Plan was designed to allow the Company and the Bank to seek to maximize the value of the Company’s and the Bank’s assets on behalf of their stakeholders, including pursuing all claims available against the Commonwealth, and to minimize the risk of any loss to the Deposit Insurance Fund. The Updated Plan included potential actions that required the support of the FDIC.

In a Form 8-K filed on January 12, 2015, the Company disclosed that on January 9, 2015, the Bank received a letter dated January 8, 2015 (the “Updated Capital Plan Letter”) from the FDIC notifying the Bank that the Updated Plan did not meet the criteria for an acceptable capital restoration plan for purposes of Sections 38(e)(2)(B) and (C) of the Federal Deposit Insurance Act or the Consent Order. The Company further disclosed that the Bank remains subject to the requirement to submit an acceptable capital restoration plan as well as the other operating restrictions contained in the Consent Order and the two prompt corrective action letters from the FDIC, dated June 12, 2014 and September 26, 2014, and by virtue of the Bank being deemed in “troubled condition.” The FDIC directed the Bank to immediately submit a revised capital restoration plan that addresses the deficiencies in the Bank’s capital restoration plan that were raised by the FDIC in the Capital Plan Letter, including but not limited to the failure to provide for the return of the Bank to an “adequately capitalized” capital category without including the payment obligations due from the Commonwealth under the 2012 Closing Agreement.

In a Form 8-K filed on January 28, 2015, the Company disclosed that on January 23, 2015, the Federal Home Loan Bank of New York (the “FHLB”) notified the Bank that the Bank’s borrowing terms under its credit facility had been modified from 30 days to overnight and that, barring any significant and material events occurring that impact the financial condition of the Bank, the Bank is eligible to borrow from its available credit line on an overnight basis in a business as usual environment. The FHLB also notified the Bank that as a safe and sound practice and in order to comply with the FHLB’s regulatory guidelines, the FHLB could not extend credit to a capital-deficient member that has positive tangible capital if it receives written notice from the appropriate federal banking agency (in the case of the Bank, the FDIC) that the member’s use of the FHLB’s advances is prohibited. To the Company’s knowledge the FDIC has not provided any such notice to the FHLB. The FHLB periodically checks the Bank’s status with the FDIC with its next scheduled check to occur on or about February 22, 2015. After February 22, 2015, the Company understands that the FHLB anticipates that it will thereafter seek guidance from the FDIC for each overnight advance requested by the Bank before making such advance. The Company also disclosed that the Bank was assessing the materiality and magnitude of the impact of these changes in its liquidity forecasts. The January 28, 2015 Form 8-K also disclosed that on January 26, 2015, the Bank received a letter dated January 26, 2015 from the FDIC notifying the Bank that on January 26, 2015 the FDIC, acting under its discretionary authority, had issued against the Bank a Prompt Corrective Action Directive (the “Directive”). The Directive became effective immediately upon its receipt by the Bank. The Directive directs the Bank to promptly (i) increase the amount of its Tier 1 capital to a level sufficient to restore the Bank to the capital category of “adequately capitalized” under Section 38(b)(1)(B) of the Federal Deposit Insurance Act; and/or (ii) accept an offer to combine with another insured depositary institution. The Directive also directs the Bank to, within thirty (30) days from the date of the Directive, submit to the FDIC an acceptable revised written capital restoration plan that complies with the applicable statutory and regulatory criteria. Previously, the FDIC advised the Bank that an acceptable plan must address the deficiencies in the Bank’s capital restoration plan that were raised by the FDIC in the Capital Plan Letter and the Updated Capital Plan Letter, including but not limited to the failure to provide for the return of the Bank to an “adequately capitalized” capital category without including the payment obligations due from the Commonwealth under the 2012 Closing Agreement. The Company further disclosed that the Bank believed that the Updated Capital Plan, while not accepted by the FDIC, presents the best possible outcome for all constituencies.

As previously disclosed by the Company in the Form 10-K and in subsequent Forms 8-K filed by the Company with the SEC, if the Bank is unable to take prompt action that meets the requirements of the FDIC and OCIF with respect to the Consent Order, as well as applicable law and guidance, the Bank may be subject to additional supervisory and enforcement actions up to and including the appointment of a receiver or conservator for the Bank. For a discussion of further risks and uncertainties that confront the Company and the Bank, please refer to the Risk Factors under the heading “Item 1A. Risk Factors” in the Form 10-K as well as all risks and cautionary statements filed under Item 8.01 and the Forward Looking Statements section of the Company’s Current Reports on Form 8-K filed with the SEC since the filing of the Form 10-K.

Update on Future Operations

In order to comply with regulatory requirements to de-risk the Bank while maintaining minimum capital and sufficient liquidity (including planning for the maturity of brokered deposits, which the Company is prohibited from replacing with additional brokered deposits), the Bank has sold performing and non-performing assets (principally mortgage loans and real estate owned properties) and certain businesses. The reduction in total assets will reduce both the Company’s revenues and expenses (after giving effect to reductions in force to re-size the Bank to reflect its reduced operating size).

The Company is unable to determine the extent of any recovery for its debt holders and creditors as well the preferred or common holders under either the Updated Capital Plan (which has not been accepted by the FDIC) or a receivership of the Bank by the FDIC as the amount of any recovery will depend upon the priority of the claim, the price at which assets and businesses can be sold and the extent of liability certain parties such as the Commonwealth might have to the Company and the Bank for breaching its payment obligations under the 2012 Closing Agreement and whether the Company will be able to collect monies from the Commonwealth even if its right to recover against the Commonwealth is affirmed on appeal.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995, as amended. In addition, the Company may make forward-looking statements in its other press releases, filings with the SEC or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, but instead represent the Company’s current expectations regarding future events. Such forward-looking statements may be generally identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “expect,” “predict,” “forecast,” “anticipate,” “plan,” “outlook,” “target,” “goal,” and similar expressions and future conditional verbs such as “would,” “should,” “could,” “might,” “can” or “may” or similar expressions and include statements relating to the expected accounting treatment of the Commercial Assets and the Company’s preliminary financial results and estimated capital ratios.

The Company cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent the Company’s expectations of past or future conditions or results and are not guarantees of future performance. The Company does not undertake and specifically disclaims any obligations to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements other than as required by law, including the requirements of applicable securities laws.

Forward-looking statements are, by their nature, subject to risks and uncertainties and changes in circumstances, many of which are beyond the Company’s control. Factors that could cause the Company’s actual results to differ materially from those described in forward-looking statements include the adequacy of the Company’s allowance for loan and lease losses, delinquency trends, the impact of general economic conditions, interest rate changes, capital markets conditions, capital adequacy and liquidity, the Company’s ability to achieve its capital restoration plan and continue to operate its business as a going concern, the Company obtaining non-objection from the OCA with respect to its accounting treatment of the Commercial Assets, and the effect of legal or regulatory proceedings, tax legislation and tax rules, the Company’s ability to use its deferred tax assets and related reserves, the Company’s ability to collect the monies due to the Company or its subsidiaries from the Government of Puerto Rico and to qualify payment obligations from the Commonwealth as Tier 1 Capital at Doral Bank, compliance and regulatory matters and new accounting standards and guidance on the Company’s financial condition and results of operations. These factors and additional factors that may cause the Company’s results to differ from forward-looking statements are described more completely under the heading “Item 1A. Risk Factors” in the Form 10-K, which is available on the Company’s website at www.doralbank.com, as updated from time to time with the Company’s periodic and other reports filed and to be filed with the SEC.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORAL FINANCIAL CORPORATION

Date: February 20, 2015	By:	/s/ Glen R. Wakeman
	Name:	Glen R. Wakeman
	Title:	President & CEO